1048136 ALBERTA LTD.
302 – 1505 West 2nd Avenue
Vancouver, British Columbia
Canada V6H 3Y1
Tel: (604) 739-6727       Fax: (604) 739-6729

October 29, 2003

Movito Holdings Ltd.
Box 18, 323 – 595 Howe Street
Vancouver, British Columbia V
6C 2T5

Attention:      Mr. Mario Aiello

Dear Sir:

Re:      Farmout Proposal – Verdigris Prospect, Province of Alberta

This Agreement outlines the terms upon which 1048136 Alberta Ltd. (“1048136”) will grant to Movito Holdings Ltd. a farmin opportunity (the “Farmin”) on certain lands known as the “Verdigris Prospect”, located in the Province of Alberta.

1.

Definitions and Schedules

In this Agreement, the definitions provided by the 1997 CAPL Farmout and Royalty Procedure (the “Farmout and Royalty Procedure”), Article 1.01, shall apply; however, unless inconsistent therewith or unless the context otherwise requires, specific terms shall have the meanings set forth below:

i)	“AFE” means an authorization for expenditure issued by the Operator;
ii)	“CAPL” means the Canadian Association of Petroleum Landmen;
iii)	“Farmee” means Silver Star Energy Inc.;
iv)	“Farmor” means 1048136;
v)	“Farmin Lands” means those lands described on Schedule “A” hereto;
vi)	“Well” means a well drilled on the Farmin Lands.

The following schedules are attached to and deemed to form parts of this Agreement:

a)	Schedule “A”	Description of Farmin Lands
b)	Schedule “B”	Development Budget;
c)	Schedule “C”	1997 CAPL Farmout and Royalty Procedure (Elections and Amendments);
d)	Schedule “D”	Summary of 1990 CAPL Operating Procedure (Elections and Amendments); and
e)	Schedule “E”	Summary of 1998 Revised PASC Accounting Procedure (Elections and Amendments).

2.

Drilling/Funding Obligations

By no later than the dates set forth hereinbelow, the Farmee shall advance to the Farmor the sums set forth (the “Development Funds”), or shall provide equivalent credit facilities against which the Farmor may draw.

February 1, 2004 – USD$500,000
March 1, 2004 – USD$500,000
April 1, 2004 – USD$500,000

Subject to anything to the contrary contained in this paragraph, the Farmor shall use the Development Funds exclusively for the development of the Farmin Lands including, without limitation, to drill, fully test, complete, cap or abandon Wells, consisting of one initial exploration Well (the “Exploration Well”) and one additional development Well (the “Development Well”). The proposed budget for the Wells shall be as set forth in Schedule “B” hereto and the Exploration Well spud date shall be on or before March 1, 2004. The Farmor shall in its absolute discretion determine the drilling locations for the Exploration Well and the Development Well on the Farmin Lands, and shall have the right to determine the spud dates of all Wells drilled on the Farmin Lands after the Exploration Well is drilled, fully tested, completed, capped or abandoned. The

Farmor shall receive and approve all AFE’s issued by the Operator and shall provide a copy of such AFE(s) to Farmee, together with a cash-call notice.

The Farmor shall cause the Wells to be drilled, fully tested, completed, capped or abandoned on the Farmin Lands using the Development Funds, acting on a commercially reasonable basis, and any balance of the Development Funds remaining after the completion of such drilling programs shall become the property of the Farmor.

3.

Interest Earned

Provided the Farmee has advanced the Development Funds and otherwise completed its obligations under paragraph 2 hereof, the Farmee shall, subject to Article 3.00 of the Farmout and Royalty Procedure, have earned 66.67% (the “Earned Interest”) of the Farmor’s working interest in the Farmin Lands.

4.

Reasonable Extension

If, in the Farmor’s reasonably held opinion, ground conditions or other industry-related conditions render the drilling of the Exploration Well impossible or impracticable, an extension of the time required to spud the Exploration Well shall be allowed until such time as the adverse condition(s) ceases to exist, with sufficient time then allowed to reasonably permit the drilling of the Exploration Well.

5.

Assignment

The Farmee shall have the right to contract with an industry partner to share its obligations hereunder; however, unless a written amendment to this Agreement is executed by all involved parties, no such arrangements shall reduce or otherwise affect the Farmee’s obligations hereunder. Upon earning an interest in the Farmin Lands, the 1993 CAPL Assignment Procedure (the “Assignment Procedure”) shall apply.

6.	Operator The Farmor shall in its absolute discretion appoint the operator (the “Operator”) of all drilling programs conducted pursuant to this Agreement, and Well operations shall be performed in accordance with the 1990 CAPL Operating Procedure. Notwithstanding the Farmee has met its obligations to acquire the Earned Interest, it is agreed that the Farmor will be entitled to appoint the operator of the first five (5) Wells, including the Exploration Well and Development Well drilled pursuant to paragraph 2, if and when drilled on the Farmin Lands, as the case may be, and the Farmee agrees that any subsequent farmout or assignment will only be acceptable subject to this condition.

7.	No Interest In the event that the Development Funds required by paragraph 2 are not provided on or before the due dates, Farmee shall have earned no interest in the Farmin Lands.
8.	Incorporation of CAPL Procedures

The 1997 CAPL Farmout and Royalty Procedure, 1990 CAPL Operating Procedure, and 1988 PASC Accounting Procedure (the “Accounting Procedure”) are incorporated in and are deemed to form a part of this Agreement, and shall be read with the elections and modifications thereto made by Schedules “C”, “D” and “E”, respectively.

9.	Confidentiality

The Farmor and Farmee agree that all information shared between the parties concerning the Farmin Lands and the development thereof shall be held in confidence and shall not used for any purposes other than completing this transaction and matters directly related thereto.

10.	General
	10.1	The Farmor and Farmee shall each bear its own out-of-pocket costs, including legal, accounting, engineering and consulting expenses, incurred in connection with the subject matter hereof.

10.2

The rights and obligations of the parties hereunder will be binding on and enure to the benefit of and be enforceable by each of the parties hereto, and their respective successors and permitted assigns, and the heirs, executors, administrators and assigns of natural persons who are or become parties hereto. Except as provided herein, the rights or obligations of the parties may not be assigned by any party hereto without the consent of the other party hereto.

10.3

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

10.4
Any notices required hereunder will be given by delivery to the addressee, whether by hand, by facsimile or by registered mail, to the address below:

in the case of the Farmor:

1048136 ALBERTA LTD.
302 – 1505 West 2nd Avenue
Vancouver, British Columbia
Canada V6H 3Y1
Fax: (604) 739-6729
Attention: Scott Marshall

in the case of the Farmee:

Movito Holdings Ltd.
Box 18, 323 – 595 Howe Street
Vancouver, British Columbia
V6C 2T5
Attention: Mario Aiello

10.5
This Agreement constitutes the entire agreement between the parties hereto and no variation of the terms hereof shall be binding unless the same is contained in written document which is signed by all parties.

10.6	Wherever any term or condition of any schedule conflicts or is at variance with any term or condition in the body hereof, the latter shall prevail.
10.7	The headings of some of the paragraphs contained herein are inserted for convenience of reference only and shall not affect the meaning or construction thereof.
10.8	Wherever the plural, masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporation, as the context so requires.
10.9

Each party shall from time to time perform all such further acts and execute and deliver all further documents as may be reasonably required in order to fully perform its obligations under this Agreement.

In the event this Agreement sets forth your understanding and agreement to the matters detailed herein, please execute the enclosed letter and return the same to the undersigned by no later than 4:00 p.m. (PST) on October 30, 2003, failing which the subject matter hereof shall be null and void.

Yours very truly,

1048136 ALBERTA LTD.

Per: “Scott Marshall”
         Authorized Signatory – Scott Marshall

Acknowledged and accepted this 30th day of October, 2003.

MOVITO HOLDINGS LTD.

Per: “Jamie Cirotto”
        Authorized Signatory

Schedule A

Attached to and forming part of an Agreement dated October 29, 2003 between 1048136 Alberta Ltd. and Movito Holdings Ltd.

Description of Farmin Lands

Section 20, Twp. 03, Rge 15 W4

Schedule B

Attached to and forming part of an Agreement dated October 29, 2003 between 1048136 Alberta Ltd. and Movito Holdings Ltd.

Development Budget – attached hereto

Schedule C

Attached to and forming part of an Agreement dated October 29, 2003 between 1048136 Alberta Ltd. and Movito Holdings Ltd.

Farmout & Royalty Procedure Elections and Amendments

1.	Effective Date (subclause 1.01(f)) - October 29, 2003
2.	Payout (subclause 1.01(t), if Article 6.00 applies) Alternate A – N/A Alternate B – N/A Alternate B options, if applicable N/A m3 of Equivalent Production and N/A years.
3.	Incorporation of Clauses from 1990 CAPL Operating Procedure (Clause 1.02)
(i) Insurance (311) Alternate A: ☐ Alternate B: ☒
4.	Article 4.00 (Option Wells) will ☒/ will not ☐ apply.
5.	Article 5.00 (Overriding Royalty) will ☒/ will not ☐ apply. 5.01 A (a) Alternate 1: 12.50% Natural Gas (b) Alternate 1: 12.50% Oil
6.	Article 6.00 (Conversion of Overriding Royalty) will ☐/will not ☒ apply.
7.	Article 8.00 (area of Mutual) – will ☐/ will not ☒ apply.
8.	Article 11.02 (Reimbursement of Land Maintenance Costs) will ☐ / will not ☒ apply.

Schedule D

Attached to and forming part of an Agreement dated October 29, 2003 between 1048136 Alberta Ltd. and Movito Holdings Ltd.

Summary of 1990 CAPL Operating Procedure

I.	Insurance (Clause 311): Alternate “A” ☐ Alternate “B” ☒
II.	Marketing Fee (Clause 604): Will not Apply
III.	Casing Point Election (Clause 903): Alternate “A” ☒ Alternate “B” ☐
IV.	Penalty for Independent Operations (Clause 1007):
	1.	(Clause 1007(a) Development Wells 300%
	2.	(Clause 1007(b) Exploratory Wells 500%

V.	Title Preserving Well (Clause 1010): 120 days
VI.	Disposition for Interests (Clause 2401): Alternate “A” ☒ Alternate “B” ☐
VII.	Recognition Upon Assignment (Clause 2404): Alternate “A” ☒Alternate “B” ☐ *(2404 is amended to Incorporate the Assignment Procedure)

Schedule E

Attached to and forming part of an Agreement dated October 29, 2003 between 1048136 Alberta Ltd. and Movito Holdings Ltd.

Summary of 1998 Revised PASC Accounting Procedure

I.	Operating Advances (Clause 105 (a)): 10
II.	Approvals (Clause 110): 2 or more parties totaling 65%.
III.	Labour (Clause 202(b)):
	1.	Second Level Supervisors located in a Production Office and directly employed in the conduct of Joint Operations shall ☒/ shall not ☐ be chargeable
	2.	Technical Employees located in a Production Office and directly employed in the conduct of Joint Operations shall ☒/ shall not ☐ be chargeable

IV.	Employee Benefits (Clause 203(b)): 25%
V.	Warehouse Handling (Clause 217: 2.5% for tubular goods 2” and over and other items with new price over $5,000; 5% of the cost of all other material.
VI.	Overhead (Clause 302):
(a)	For Each Exploration Project:
	(1)	5% of first $50,000
	(2)	3% of next $100,000
	(3)	1% of cost exceeding (1) and (2)

(b)	For Each Drilling Well:
	(1)	3% of first $50,000
	(2)	2% of next $100,000
	(3)	1% of cost exceeding (1) and (2)

(c)	For Each Construction Project:
	(1)	5% of first $50,000
	(2)	3% of next $100,000
	(3)	1% of cost exceeding (1) and (2)

(d)	For each Operation and Maintenance:
	(1)	___% of the cost; or
	(2)	For producing, injection and water source operations a flat rate of $______ per month; or
	(3)	$250.00 per producing well per month

The rate is subclause (d)(2) and/or (d)(3) herein will ☐ /will ☒ not escalate

VII.	Pricing of Joint Material Purchases, Transfers and Dispositions: Approval of Non-Operator(s) required if new price greater than $20,000.
VIII.	Periodic Inventories (Clause 501): at 5 year intervals